Exhibit 99.1

BOSTON PRIVATE FINANCIAL HOLDINGS BOLSTERS LOAN LOSS RESERVE

FOR FIRST PRIVATE BANK & TRUST

Deteriorating Economic Conditions in First Private’s Residential Construction

and Land Loan Portfolio

Extension to be Filed for Submitting Form 10-K

BOSTON – (February 20, 2008) – Boston Private Financial Holdings, Inc. (NASDAQ: BPFH), today announced that its Los Angeles-based affiliate, First Private Bank & Trust, will record an increase to its loan loss reserve of between $16 million and $19 million for the quarter ended December 31, 2007. This increase to the reserve is being driven by potential weaknesses in First Private’s portfolio of residential construction and land loans primarily in Southern California’s Inland Empire. The Company also said that First Private has significantly reduced its origination of residential tract construction and development loans in the Inland Empire and will continue to monitor this market as conditions evolve.

As previously disclosed, Boston Private has been monitoring asset quality at its bank affiliates on an ongoing basis. In conjunction with the Federal Deposit Insurance Corporation’s regular safety and soundness examination of First Private, Boston Private has recently initiated a focused review of that affiliate’s loan portfolio, and management has determined that an additional provision to its loan loss reserve is appropriate at this time.

This additional provision, together with related adjustments, is expected to have an after tax impact on Boston Private’s earnings of between $10 million and $12 million, or $0.27 and $0.31 per share. This information supplements and updates information provided in Boston Private’s press release dated January 23, 2008. In addition, Boston Private will file for an extension with the Securities and Exchange Commission for filing the Company’s 2007 Form 10-K to ensure that the new provision is appropriately incorporated into the Company’s consolidated financial statements.

“As I have reported on numerous occasions in the past, Boston Private continually examines its loan activities in all markets, and takes action as necessary. We are taking these steps today to reflect deteriorating conditions in one of our important markets. We continue to walk the line between real and perceived credit troubles and, although we’ve not incurred any material losses to date on these loans, we are increasing our reserves to prepare for any such eventuality,” said Timothy L. Vaill, Chairman and Chief Executive Officer of Boston Private.

James D. Dawson, the newly named CEO of Boston Private’s private banking business segment, commented “What we face in this situation is really the confluence of a number of macroeconomic issues that has changed our outlook on a good portion of this segment of First Private’s loan portfolio. While we are not pleased with this development and are taking this very seriously, we continue to believe that First Private’s market is an attractive one with profitable prospects over the long term. We are continuing to work with our other banking affiliates in reviewing their loan portfolios and we do not believe that additional reserves are necessary at this time. Further, our new corporate governance structure providing for management oversight

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by business line instead of geography will promote a consistent application of best practices across the private banking segment. We intend to continue our corporate philosophy of monitoring underwriting and pricing decision-making at the subsidiary level, and our new functional organization gives us the opportunity to play a more involved role in establishing loan loss reserves from a consolidated viewpoint.”

David Kaye, Executive Vice President and Chief Financial Officer at Boston Private, commented “This additional loan loss provision will be included in our 2007 financial statements to reflect more accurately the conditions that existed as of December 31, 2007. To fund these reserves, Boston Private will downstream approximately $11 million to $12 million of additional capital to First Private from current resources. We will file for an extension of the filing date for our 2007 Form 10-K to give us the additional time we need to assess the impact of this additional provision and allow for an orderly closing of the Company’s 2007 books.”

Boston Private Wealth Management Group

Boston Private is a financial services company that owns independently operated affiliates located in key geographic regions of the U.S. These affiliates offer private banking, wealth advisory and investment management services to the high net worth marketplace, selected businesses and institutions. The Company’s strategy is to enter demographically attractive markets primarily through selected acquisitions, and then expand its wealth management business by way of organic growth, and provide ongoing assistance to its affiliates with strategic matters, marketing, compliance and operations. For more information about Boston Private, visit the Company’s web site at www.bostonprivate.com

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CONTACT:

Investors:

Erica E. Smith

Vice President, Investor Relations

Boston Private Financial Holdings, Inc.

(617) 912-3766

esmith@bostonprivate.com

Media:

Catharine Sheehan

Vice President, Corporate Communications

Boston Private Financial Holdings, Inc.

(617) 912-3767

csheehan@bostonprivate.com

Nevin Reilly

Sloane & Company

212-446-1893

nreilly@sloanepr.com

Statements in this press release that are not historical facts are forward-looking statements as defined by United States securities laws. Forward-looking statements involve risks and uncertainties. These statements include, but are not limited to, prospects for long term financial performance, the impact on the Company’s results of market conditions and prevailing and future interest rates, prospects for growth in balance sheet assets and assets under management and advisory, and prospects for overall results over the long term. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond Boston Private’s control and could cause actual results to differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, among others, adverse conditions in the capital markets and the impact of such conditions on Boston Private’s private banking and investment advisory activities; interest rate compression which may adversely impact net interest income; competitive pressures from other financial institutions which, together with other factors, may affect the Company’s growth and financial performance; the effects of national and local economic conditions; changes in asset quality and loan default rates, adequacy of loan loss reserves, and the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; as well as the other risks and uncertainties detailed in Boston Private’s Annual Report on Form 10-K and other filings submitted to the Securities and Exchange Commission. Boston Private does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.